Exhibit 10.44
PUGET ENERGY, INC.
PUGET SOUND ENERGY, INC.

THIRD AMENDMENT TO AGREEMENT

THIRD AMENDMENT TO AGREEMENT (this “Amendment”), effective as of February 28, 2008, amends the agreement (the “Agreement”), dated as of January 1, 2002 and amended as of May 12, 2005 and February 9, 2006, between Puget Sound Energy, Inc. (“PSE”) and Puget Energy, Inc. (“Puget Energy”), both Washington corporations (PSE and Puget Energy, collectively, the “Company”), and Stephen P. Reynolds (“Executive”).

WHEREAS, previously the Company and Executive entered into the First Amendment to Agreement, effective as of May 12, 2005 (the “First Amendment”), which provided certain special retention arrangements, including accelerated vesting of certain awards, for the Executive with certain conditions contingent on the date of the 2008 Annual Shareholders Meeting; and

WHEREAS, because of the pending merger of Puget Energy pursuant to that certain Agreement and Plan of Merger, dated October 25, 2007 (the “Merger”), Puget Energy does not intend to hold the 2008 Annual Shareholders Meeting if the Merger is completed as expected in the fourth quarter of 2008; and

WHEREAS, in light of these changed circumstances, the Compensation and Leadership Development Committees of the Company (the “Committees”) desire to clarify their original intent that all such awards vest and/or forfeiture restrictions lapse as of a fixed date that is on or about the date on which the 2008 Annual Shareholders Meeting would have been held but for the changed circumstances due to the Merger; and

WHEREAS, the Committees have approved a fixed date of May 6, 2008 for such vesting and/or lapse of forfeiture restrictions on such awards;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and Executive agree as follows:

1.	AMENDMENTS. All references in the First Amendment to “the 2008 Annual Shareholders Meeting” are hereby amended and replaced with “May 6, 2008.”

2.
EFFECTIVENESS. Except as expressly modified by this Amendment, all provisions of the Agreement, as amended, the Stock Options, the Restricted Stock Award and the Restricted Stock Unit Award shall continue in full force and effect. This Amendment shall be effective as of the date first set forth above.

3.
CONFLICTS. In the event of any conflict between the terms of this Amendment and the provisions of the Agreement, as amended, the Stock Options, the Restricted Stock Award, the Restricted Stock Unit Award or any other plan, program, policy, contract, arrangement or agreement between Executive and the Company, the terms of this Amendment will be controlling.

4.	COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

PUGET SOUND ENERGY, INC.

By: /s/ Stephen E Frank
Stephen E. Frank
    Title: Chair, Compensation and Leadership
    Development Committee, Puget Sound Energy, Inc. Board of Directors

PUGET ENERGY, INC.

By: /s/ Stephen E Frank
             Stephen E. Frank
Title: Chair, Compensation and Leadership
Development Committee, Puget Energy, Inc. Board of Directors

EXECUTIVE

By: /s/ Stephen P Reynolds
   Stephen P. Reynolds